UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to §240.14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, schedule or registration statement no.:

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(4)	Date Filed:

Press Release

Schneider Electric & American Power Conversion announce expiration of Hart-Scott-Rodino waiting period for proposed merger

Rueil Malmaison, France and West Kingston, R.I., December 12, 2006

Schneider Electric and American Power Conversion (Nasdaq: APCC) (APC) today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Schneider Electric’s proposed merger of APC. As a result, no further anti-trust regulatory review of the merger will be necessary in the United States.

As previously announced on October 30, 2006, Schneider Electric and APC entered into an agreement and plan of merger, which provides, among other things, for each share of APC common stock to be converted to the right to receive $31.00 in cash. The transaction, which is expected to close in the first quarter of 2007, is subject to customary conditions including the approval by APC’s shareholders. A special shareholders’ meeting has been scheduled for January 16, 2007 to vote on the proposed merger.

Additionally, Schneider Electric and APC have filed the necessary documents with the European Commission to commence the anti-trust regulatory review process in the European Union.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning APC’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. While not exhaustive, the factors that could cause actual results to differ include the following: the ability of APC and Schneider Electric to gain regulatory and shareholder approval for the proposed merger; successful completion of the transaction within the expected timeframe; and the risks described from time to time in APC’s filings with the Securities and Exchange Commission. APC and Schneider Electric disclaim any obligation to update or revise statements contained in this news release based on new information or otherwise.

Additional information relating to the merger and where to find it

APC has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors and security holders are urged to read the definitive proxy statement, which contains important information. The definitive proxy statement and other documents filed by APC with the SEC are available free of charge at the SEC’s website (www.sec.gov), APC’s website (www.apcc.com) or from APC directly by making a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735).

APC, Schneider Electric and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider Electric’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and also are available in a Schedule 13D that was filed by Schneider Electric with the SEC on November 6, 2006.

Additional information about the interests of potential participants is included in the definitive proxy statement APC filed with the SEC.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure  ☐, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz  ☐ division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their respective owners.

About Schneider Electric

Schneider Electric is the world’s power and control specialist. Through its world-class brands, Merlin Gerin, Square D and Telemecanique, Schneider Electric anticipates and satisfies its customers’ requirements in the residential, building, industry and energy and infrastructure markets.

With 92,000 employees and operations in 130 countries, Schneider Electric generated sales of €11.7 billion in 2005 through 13,000 distributor outlets.

www.schneider-electric.com

Schneider Electric: Giving the best of the New Electric World to everyone, everywhere, at any time

Schneider Electric Investor Relations: Alexandre Brunet

Tel: +33 (0)1 41 29 70 71

Fax: +33 (0)1 41 29 71 42

www.schneider-electric.com

Euroclear: 12197

Schneider Electric Media Contact: Véronique Moine

Tel: +33 (0)1 41 29 70 76

DGM Media Contact:

Michel Calzaroni

Olivier Labesse

Tel: +33 (0)1 40 70 11 89

APC Investor Relations: Debbie Hancock

Tel: +(1) 401 789 5735, ext. 2994

APC Media Contact: Chet Lasell

Tel: +(1) 401 789 5735, ext. 2693